Exhibit 10.2

EXECUTION VERSION

Confidential

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

OPTION AND LICENSE AGREEMENT

By and between

VOYAGER THERAPEUTICS, INC.

AND

PFIZER INC.

October 1, 2021

TABLE OF CONTENTS

Page

Article 1	DEFINITIONS	1

Article 2	RESEARCH AND LICENSE OPTION	13
2.1	Alliance Managers	13
2.2	Capsid Candidate Supply	13
2.3	TRACER Capsid Candidate Evaluation	13
2.4	Option to License Capsid Candidates for Development and Commercialization of Licensed Products	14
2.5	Capsid Substitution	15

Article 3	GRANT OF LICENSES	15

3.1	Licenses to Pfizer	15
3.2	Pfizer’s Sublicensing Rights	16
3.3	Voyager Reservation of Rights	17
3.4	No Other Rights	17

Article 4	DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES	17

4.1	Pfizer Authority and Obligations	17
4.2	Remedy for Pfizer Deprioritizing a Licensed Capsid	19
4.3	Compliance	20

Article 5	INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS	20

5.1	Upfront Fee	20
5.2	Option Exercise Fees	20
5.3	Milestone Payments	20
5.4	Royalties	22
5.5	Royalty Adjustments	23
5.6	Reports; Payment of Royalty	23
5.7	Accounting; Audit	24
5.8	Currency Conversion	25
5.9	Books and Records	25
5.10	Methods of Payments	25
5.11	Taxes	25
5.12	Late Payments	26

Article 6	INTELLECTUAL PROPERTY RIGHTS	26

6.1	Ownership; Disclosure	26
6.2	Patent Prosecution and Maintenance; Defense Proceedings	26
6.3	Enforcement	28
6.4	Infringement Claimed by Third Parties	29

Article 7	CONFIDENTIALITY	29

7.1	Confidentiality; Exceptions	29

i

7.2	Authorized Disclosure	30
7.3	Residual Knowledge Exception	31
7.4	Press Release; Disclosure of Agreement	31
7.5	Publications	32
7.6	Remedies	32

Article 8	REPRESENTATIONS AND WARRANTIES	33

8.1	Representations and Warranties of Both Parties	33
8.2	Representations and Warranties, as applicable, of Voyager	33
8.3	Mutual Covenants	35
8.4	Voyager Covenants	36
8.5	Representation by Legal Counsel	37
8.6	Disclaimer	37

Article 9	INDEMNIFICATION; INSURANCE	37

9.1	Indemnification by Pfizer	37
9.2	Indemnification by Voyager	37
9.3	Notice	38
9.4	Control	38
9.5	Settlement	39
9.6	Insurance	39
9.7	Limitation of Liability	40

Article 10	TERM AND TERMINATION	40

10.1	Term	40
10.2	Automatic Termination Upon End of Option Exercise Period	40
10.3	Termination for Breach	40
10.4	Termination for Compliance with the Law-related Breach	41
10.5	Termination for Convenience	41
10.6	Provisions for Insolvency	42
10.7	Effects of Termination	43

Article 11	MISCELLANEOUS	44

11.1	Governing Law	44
11.2	Dispute Resolution	45
11.3	Arbitration Request	45
11.4	Assignment	46
11.5	Performance by Affiliates and Sublicensees	47
11.6	Force Majeure	47
11.7	Notices	47
11.8	Global Trade Control Laws	49
11.9	Waiver	49
11.10	Severability	50
11.11	Entire Agreement	50
11.12	Independent Contractors	50
11.13	Headings; Construction; Interpretation	50
11.14	Further Actions	51

ii

11.15	Parties in Interest	51
11.16	Counterparts	51

List of Exhibits:

Exhibit A: Cardiology Capsid

Exhibit B: CNS Capsid

Exhibit C: Capsid Supply Quantities

List of Schedules:

Schedule 1.18: Capsid Patents Covering Capsid Candidates as of the Effective Date

iii

OPTION AND LICENSE AGREEMENT

This OPTION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of October 1, 2021 (the “Effective Date”), by and between Voyager Therapeutics, Inc., a Delaware corporation, having its principal place of business at 75 Sidney Street, Cambridge, MA 02139 (“Voyager”), and Pfizer Inc., a Delaware corporation, having its principal place of business at 235 East 42nd Street NY, NY 10017 (“Pfizer”). Voyager and Pfizer are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Voyager Controls certain Patents, Know-How, scientific and technical information, and other proprietary rights and information relating to the generation and selection of Capsids (as defined below) for use in AAV Gene Therapy;

WHEREAS, Pfizer is engaged in the research, development and commercialization of certain AAV Gene Therapies (as defined below), and desires to access certain Capsids developed by Voyager; and

WHEREAS, in furtherance of the foregoing, Voyager and Pfizer are entering into this Agreement for Voyager to provide Pfizer with access to Capsids discovered by Voyager prior to the Effective Date or discovered by Voyager after the Effective Date in its ongoing screening campaigns, and to provide Pfizer with an option and license under Voyager’s intellectual property rights to develop and commercialize Licensed Products in the Territory.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 or otherwise ascribed to them elsewhere in this Agreement:

1.1“AAV” means an adeno-associated virus, including its recombinant forms.

1.2“AAV Gene Therapy” means therapies and products that use a viral vector, including an AAV vector, to deliver nucleic acid(s) into a patient’s cells to treat a human disease, syndrome, disorder, illness or condition.

1.3“Accounting Standards” means United States Generally Accepted Accounting Principles, as generally and consistently applied throughout the applicable Party’s organization.

1.4“Acquiring Entity” has the meaning set forth in Section 1.27.

1.5“Affiliate” means with respect to a Person, any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person as of any point in time and continuing for as long as such relationship continues to exist with respect to such other Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least 50% (or the maximum ownership interest permitted by applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.6“Agreement” has the meaning set forth in the Preamble.

1.7“Alliance Manager” has the meaning set forth in Section 2.1.

1.8“Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total, aggregate Net Sales of such Licensed Product in the Territory in a particular Calendar Year.

1.9“Antitrust Filings” has the meaning set forth in Section 2.4.2.

1.10“Arbitration Request” has the meaning set forth in Section 11.3.

1.11“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the Territory: (a) any pharmaceutical or biological product sold by a Third Party that is not a Sublicensee of Pfizer or its Affiliates and that did not purchase such product in a chain of distribution that included Pfizer or any of its Affiliates or Sublicensees; and (b) which pharmaceutical or biological product (i) is approved by the applicable Regulatory Authority as biosimilar to, or interchangeable with, such Licensed Product (including, with respect to the United States, a product that is the subject of an application submitted under Section 351(k) of the Public Health Services Act citing the Licensed Product as the reference product) or (ii) for which the Regulatory Approval otherwise references or relies on such Licensed Product as a reference product or any corresponding foreign application in the Territory (including, with respect to the EU, a marketing authorization application for a biosimilar biological medicinal product pursuant to Article 10(4) of Directive 2001/83/EC.

1.12“BLA” means (a) an application requesting permission from the FDA to introduce, or deliver for introduction, a biopharmaceutical product into interstate commerce, or (b) any similar application or submission for Marketing Approval of a biopharmaceutical product filed with a Regulatory Authority in a country or group of countries.

1.13“Business Day” means a day other than a Saturday or Sunday or holiday observed by the United States federal government or the state or commonwealth in which a Party’s primary office is located.

1.14“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively; provided that: (a) the first Calendar Quarter during the Term will begin on the Effective Date and end on the last day of the Calendar Quarter within which the Effective Date falls; and (b) the last Calendar Quarter during the Term will end upon the effective date of expiration or termination.

1.15“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31; provided that: (a) the first Calendar Year starts on the Effective Date and ends on December 31, 2021; and (b) the last Calendar Year starts on January 1 of such year and ends on the effective date of expiration or termination.

1.16“Capsid” means the protein shell of an AAV, consisting of oligomeric structural subunits made of certain proteins.

1.17“Capsid Candidate” means any Cardiology Capsid, CNS Capsid or TRACER Capsid Candidate that is not a Licensed Capsid.

1.18“Capsid Patent” means any Patent Controlled by Voyager as of the Effective Date or at any time during the Term with claims directed to: (a) compositions of matter of any Capsid Candidate or Licensed Capsid; or (b) methods of use of any Capsid Candidate or Licensed Capsid; in each case (a) and (b), including any Patent Controlled by Voyager that contains a claim directed to a Capsid Candidate or Licensed Capsid alone or in combination with a Payload. The Capsid Patents existing as of the Effective Date are set forth in Schedule 1.18, which exhibit shall be updated annually by Voyager.

1.19“Cardiology Capsid” means the Capsid identified as [**] protein and having the amino acid sequence set forth on Exhibit A.

1.20“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning less than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.21“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to: (a) establish that a biopharmaceutical product is reasonably safe for continued human testing; (b) investigate the safety and efficacy of the biopharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of a biopharmaceutical product or label expansion of a pharmaceutical product.

1.22“CNS Capsid” means the Capsid identified as [**] protein and having the amino acid sequence set forth on Exhibit B.

1.23“CNS/Cardiology Campaign” means completion of at least [**] of Capsid candidates and at least [**] of Capsid candidates in a campaign directed to identification of Capsids useful for Development of AAV Gene Therapy for central nervous system and cardiology indications; excluding any such campaign conducted specifically for a Third Party. For the purposes of this definition, [**].

1.24“Commercialization” means any and all activities directed to the marketing, promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported or other commercialization of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing or Development. “Commercialize”, “Commercializing”, and “Commercialized” have correlating meanings.

1.25“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, or Commercialization of a Licensed Product by Pfizer, generally or with respect to any particular country in the Territory, [**]. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.26“Confidential Information” has the meaning set forth in Section 7.1.

1.27“Control” means, with respect to a Person and any Know-How or Patent, the possession by such Person of the right (whether through ownership, license, or otherwise (other than by a license under this Agreement)) to grant the rights and licenses as provided herein, without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing, in the event that a Third Party becomes an Affiliate or assignee of a Party after the Effective Date as a result of a Change of Control of such Party (such Third Party, together with its Affiliates immediately prior to the consummation of such Change of Control, the “Acquiring Entities”), the following will be deemed to be not Controlled by such Party or any of its Affiliates: (a) any Patent, Know-How, Regulatory Filing, or Regulatory Approval owned or otherwise controlled by such Acquiring Entity immediately prior to the consummation of such Change of Control; and (b) any Patent, Know-How, Regulatory Filing, or Regulatory Approval developed by or on behalf of such

Acquiring Entity outside the scope of activities under this Agreement or acquired by or on behalf of such Acquiring Entity after the consummation of such Change of Control.

1.28“Cover” means with regard to a particular Licensed Product, a Valid Claim in a Patent, that in the absence of a license granted herein, the offer for sale, sale, importation, or method of use of such Licensed Product, would infringe such Valid Claim.

1.29“Debtor” has the meaning set forth in Section 10.6.1.

1.30“Defense Proceeding” means an opposition, reexamination request, action for declaratory judgment, nullity action, interference or post-grant proceeding or other attack upon the validity, title or enforceability of a Patent that occurs in the context of litigation; excluding any such proceeding brought as a counterclaim to or defense of, or that accompanies a defense of, any enforcement action under Section 6.3.3.

1.31“Develop” or “Developing” means to discover, research or otherwise develop a process, compound or product, including conducting non-clinical and clinical research and development activities prior to Regulatory Approval. When used as a noun, “Development” means any and all activities involved in Developing.

1.32“Development Milestone Event” means any Milestone Event set forth in Section 5.3.1.

1.33“Development Milestone Event Notice” has the meaning set forth in Section 5.3.1.

1.34“Development Milestone Payment” has the meaning set forth in Section 5.3.2.

1.35“Diligence Issue” has the meaning set forth in Section 4.1.2(f).

1.36“Disclosing Party” has the meaning set forth in Section 7.1.

1.37“Dollars” or “$” means the legal tender of the U.S.

1.38“Effective Date” has the meaning set forth in the Preamble.

1.39“EMA” means the European Medicines Agency, and any successor entity thereto.

1.40“Evaluate” means evaluation conducted by or on behalf of Pfizer during the Research Term, to assess any Capsid Candidate and to determine its interest in exercising an Option or substitution right for such Capsid Candidate. “Evaluation” and “Evaluating” have correlating meanings.

1.41“Executive Officers” means: (a) with respect to Voyager, [**], or his or her designee; or (b) with respect to Pfizer, [**], or his or her designee.

1.42“Existing Confidentiality Agreement” has the meaning set forth in Section 7.1.4.

1.43“Exploit” means to Develop, Manufacture, Commercialize, or otherwise exploit. “Exploitation” and “Exploiting” have correlating meanings.

1.44“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.45“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.46“First Commercial Sale” means, with respect to a Licensed Product, the first sale for end use or consumption of such Licensed Product in such country after all Regulatory Approvals and pricing and reimbursement approvals legally required for such sale have been granted by the applicable Regulatory Authority of such country or, if Regulatory Approval is not required, after the date on which sales are permitted by applicable Law.

1.47“Functionally Equivalent Variant” means with respect to any Licensed Capsid, any Capsid that Voyager derives from the Licensed Capsid (including any modification thereof) that meets each of the following criteria as compared to the Licensed Capsid: [**].

1.48“Global Trade Control Laws” has the meaning set forth in Section 11.8.

1.49“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.50“HSR Act” has the meaning set forth in Section 2.4.2.

1.51“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, or any comparable filing(s) outside the United States for the investigation of any product in any other country or group of countries.

1.52“Indemnified Party” has the meaning set forth in Section 9.3.

1.53“Indemnifying Party” has the meaning set forth in Section 9.3.

1.54“Infringement Notice” has the meaning set forth in Section 6.3.1.

1.55“Initiation” means, with respect to any Clinical Trial, first dosing of the first human subject in such Clinical Trial.

1.56“Invention” or “Invented” means the result or act of invention (whether patentable or not) as determined in accordance with U.S. patent laws.

1.57“Joint Inventions” has the meaning set forth in Section 6.1.3.

1.58“Joint Patents” means all Patents within the Joint Inventions.

1.59“Know-How” means all proprietary information, know-how and data, including trade secrets, Inventions (whether patentable or not), discoveries, methods, specifications, processes, procedures, formulas, expertise, technology, data (including non-clinical, pre-clinical and clinical data), documentation, materials, and results (including pharmacological, toxicological, biological, chemical, physical, safety and Manufacturing data and results), analytical and quality control data and results, Manufacturing techniques, Regulatory Filings and other technical information. “Know-How” excludes in any event any Patents.

1.60“Law” means any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.61“Licensed Capsid” means: (a)(i) a Capsid Candidate for which Pfizer has exercised the applicable Option in accordance with Section 2.4 and paid the applicable Option Exercise Fee; or (ii) any Substitute Capsid that Pfizer has designated as a replacement therefor in accordance with Section 2.5 and (b) any Functionally Equivalent Variant of the Capsid Candidate or Substitute Capsid described in (a)(i) or (a)(ii) as applicable.

1.62“Licensed Capsid Patent” means, collectively, any Capsid Patent that Covers any Licensed Capsid, but excluding any Licensed Product Patent.

1.63“Licensed Field” means all indications for therapeutic, diagnostic and prophylactic human and veterinary use.

1.64“Licensed Product” means a product comprising both of the following: (a) a Licensed Capsid; and (b) the specific Pfizer Transgene for which Pfizer exercised its Option for such Licensed Capsid, as identified in Pfizer’s Option Exercise Notice.

1.65“Licensed Product Patent” means, collectively, any Patent Controlled by Pfizer at any time during the Term with claims directed to the combination of a Licensed Capsid and a Pfizer Transgene together or any method of use directed to such combination.

1.66“Litigation Conditions” has the meaning set forth in Section 9.4.

1.67“Losses” has the meaning set forth in Section 9.1.

1.68“Major Market Country” means the United Kingdom, France, Germany, Italy, Spain and Japan.

1.69“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing. “Manufacturing” has correlating meaning.

1.70“[**] Transgene” means a [**].

1.71Net Sales.

1.71.1“Net Sales” means the gross amount invoiced (or if not invoiced, received) by Pfizer or any of its Affiliates or Sublicensees (other than Third Party distributors) for any Licensed Product sold to Third Parties (other than Sublicensees but including Third Party distributors), after deducting, if not previously deducted, from the amount invoiced, the following, in each case to the extent included in the gross invoice price and in accordance with GAAP:

(a)reasonable trade, quantity and cash discounts and rebates (including wholesaler inventory management fees), chargebacks, and retroactive price reductions or allowances actually allowed or granted from the billed amount;

(b)credits or allowances actually granted upon claims, rejections or returns of such sales of the Licensed Product, including recalls and amounts credited or repaid because of retroactive price reductions specifically identifiable to the Licensed Product;

(c)taxes imposed on the production, sale, import, delivery or use of the Licensed Product (including sales, use, excise or value added taxes but excluding income taxes), duties or other governmental charges (including charges for product testing required for importation) levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds;

(d)costs incurred for importing (including transportation, freight and insurance, and warehousing in the Territory);

(e)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions; and

(f)any invoiced amounts from a prior period which are not collected and are written off by Pfizer or its Affiliates or Sublicensees, including bad debts, to the extent such amounts are deducted in accordance with Pfizer’s or its Affiliates’ or Sublicensee’s standard policies and procedures consistently applied across its products, as applicable.

If non-monetary consideration is received for any Licensed Product, Net Sales will be calculated based on the fair market value of the Licensed Product, as determined by the Parties in good faith. Net Sales shall be determined from Pfizer’s, its Affiliates, or Sublicensee’s books and records maintained in accordance with GAAP consistently applied.

1.72“Non-Disclosing Party” has the meaning set forth in Section 7.5.

1.73“Option” has the meaning set forth in Section 2.4.1.

1.74“Option Exercise Date” has the meaning set forth in Section 2.4.1.

1.75“Option Exercise Fee” has the meaning set forth in Section 5.2.

1.76“Option Exercise Notice” has the meaning set forth in Section 2.4.1.

1.77“Option Period” has the meaning set forth in Section 2.4.1.

1.78“Patent” means (a) any patent, patent application or utility models (including any provisional application, priority application, or international applications) in any country or multinational jurisdiction in the Territory (including any converted application, continuation, continuation-in-part, continued prosecution application or divisional of any such application, any reissue, renewal, extension, registration, confirmation, revalidation, restoration, substitution, reexamination, supplementary protection certificate, pediatric exclusivity period or the like of any such patent); (b) any foreign equivalent of any patent or patent application described in clause (a); and (c) all rights of priority in any of the foregoing.

1.79“Parties” or “Party” has the meaning set forth in the Preamble.

1.80“Payload” means a DNA sequence that is intended to have a therapeutic effect on a Target when packaged into a Capsid and delivered to the appropriate cells.

1.81“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other similar entity or organization.

1.82“Pfizer” has the meaning set forth in the Preamble.

1.83“Pfizer Background IP” has the meaning set forth in Section 6.1.1.

1.84“Pfizer Evaluation Data” has the meaning set forth in Section 2.3.2.

1.85“Pfizer Quarter” means each of the four (4), three (3) month periods: (a) with respect to the United States, commencing on January 1 of any Pfizer Year; and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

1.86“Pfizer Transgene” means: (a) the [**] Transgene; or (b) the [**] Transgene.

1.87“Pfizer Year” means the twelve-month fiscal periods observed by Pfizer: (a) commencing on January 1 with respect to the United States; and (b) commencing on December 1 with respect to any country in the Territory other than the United States.

1.88“Phase I Clinical Trial” means a Clinical Trial (or a portion of a human clinical trial) of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.89“Pivotal Clinical Trial” means a Clinical Trial of a Licensed Product that either (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) is intended (as of the time the Clinical Trial is Initiated) to obtain sufficient data to support the filing of a BLA for such Licensed Product. Pivotal Trial may include (i) a Clinical Trial that is designed to satisfy the requirements of both 21 C.F.R. 312.21(b) and 21 C.F.R. 312.21(c) or corresponding foreign regulations, or (ii) a Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) that is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(c) or to provide sufficient data to support the filing of a BLA for such Licensed Product, as supported by a Regulatory Authority’s formal meeting minutes or comparable documents, in which case such Pivotal Trial shall be deemed to have been Initiated upon the first dosing of the first human subject under the optimized or expanded protocol for such Clinical Trial.

1.90“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.91“[**] Transgene” means a [**].

1.92“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent: (a) the preparation, filing, prosecution, maintenance, and requests for patent term adjustments or patent term extensions, including terminally disclaiming an application or issued patent of or for such Patent, as well all appeals therefrom; and (b) any proceeding, other than routine ex parte prosecution, which challenges such Patent occurring independently of litigation of the Patent, including re-examinations, nullity actions, interferences, oppositions, derivation proceedings, post-grant reviews, reissues, and other similar proceedings with respect to such Patent and any appeals therefrom.

1.93“rAAV” means a recombinant AAV.

1.94“Receiving Party” has the meaning set forth in Section 7.1.

1.95“Redacted Version” has the meaning set forth in Section 7.4.2.

1.96“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a country(ies), including any required Price Approval.

1.97“Regulatory Approval Application” means a Regulatory Filing submitted to an applicable Regulatory Authority to obtain Regulatory Approval to market and sell a particular product in the country or countries that such Regulatory Authority is responsible for, including any amendments thereto and supplemental applications.

1.98“Regulatory Authority” means the FDA in the United States or any Governmental Authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, including the EMA, and any successor(s) thereto.

1.99“Regulatory Filing” means, with respect to a product, any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to such product, or its use or potential use in the Field, including any document submitted to any Regulatory Authority, including any IND, any Regulatory Approval Application and any correspondence with any Regulatory Authority with respect to such product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.100“Relevant Capsid Patents” has the meaning set forth in Section 8.2.2.

1.101“Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of a Licensed Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs; any issues regarding the ability to Manufacture or have Manufactured any Licensed Capsid or Licensed Product; the likelihood of obtaining Regulatory Approvals (including satisfactory or required Price Approvals); the timing of such approvals; the current guidance and requirements for Regulatory Approval for the Licensed Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Licensed Product or similar products; present and future market potential; the ability to obtain adequate supply of any Licensed Capsid or Licensed Product, or any component thereof, from any Third Party as may be required to Develop, secure Regulatory Approval for or Commercialize any Licensed Capsid or Licensed Product; Patent Rights of a Third Party; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors.

1.102“Representatives” means: (a) with respect to Pfizer, Pfizer and its Affiliates and each of their respective officers, directors, employees, consultants, contractors, and agents; and (b) with respect to Voyager, Voyager and its Affiliates and each of their respective officers, directors, employees, consultants, contractors, and agents.

1.103“Research Term” means the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date; provided that if an Option is exercised, the Research Term for the applicable Licensed Capsid for which the Option was exercised will extend until the third (3rd) anniversary of the Effective Date.

1.104“Residual Knowledge” means knowledge, techniques, experience and Know-How that: (a) are, or are based on any Confidential Information Controlled by the Disclosing Party; and (b) are retained in the unaided memory of any authorized Representative of the Receiving Party after having access to such Confidential Information. An individual’s memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any issued, valid, and enforceable patent claim Controlled by the Disclosing Party.

1.105“Restricted Market” has the meaning set forth in Section 11.8.1.

1.106“Restricted Party” has the meaning set forth in Section 11.8.2.

1.107“Royalty Floor” has the meaning set forth in Section 5.5.4.

1.108“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of such Licensed Product in such country and terminating upon the latest to occur of: (a) expiration date of the last Valid Claim of a Licensed Capsid Patent Covering Licensed Product in such country; (b) termination or expiration of regulatory or data exclusivity for such Licensed Product in such country; and (c) [**] after the First Commercial Sale of such Licensed Product in such country; provided that in each country where no Valid Claim ever existed, in no event shall the Royalty Term extend beyond [**] from the earliest priority date of the earliest Valid Claim anywhere in the world of the Licensed Capsid Patent Covering such Licensed Product.

1.109“Sublicense” has the meaning set forth in Section 3.2.

1.110“Sublicensee” has the meaning set forth in Section 3.2.

1.111“Substitute Capsid” has the meaning set forth in Section 2.5.

1.112“Term” has the meaning set forth in Section 10.1.

1.113“Territory” means worldwide.

1.114“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.115“Third Party Claims” has the meaning set forth in Section 9.1.

1.116“Third Party License” has the meaning set forth in Section 5.5.2.

1.117“TRACER Capsid Candidate” means any Capsid that is identified through a CNS/Cardiology Campaign and that has not been previously identified by Voyager and disclosed to Pfizer.

1.118“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.119“Valid Claim” means, with respect to a particular country and Licensed Product: (a) a claim of an issued and unexpired Licensed Capsid Patent (i) that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken or has not been appealed within the time allowed for appeal and (ii) that has not been irrevocably abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a claim of a pending patent application within the Licensed Capsid Patent(s) that has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, provided that any claim in any patent application pending for more than [**] from the earliest date on which such claim claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such [**] date.

1.120“VAT” has the meaning set forth in Section 5.11.2.

1.121“Voyager” has the meaning set forth in the Preamble.

1.122“Voyager Background IP” has the meaning set forth in Section 6.1.2.

1.123“Voyager Know-How” means Know-How that: (a) is Controlled by Voyager or any of its Affiliates as of the Effective Date or that comes into the Control of Voyager or any of its Affiliates during the Term (other than through the grant of a license by Pfizer); (b) is disclosed or is required to be disclosed by or on behalf of Voyager to Pfizer in connection with this Agreement; and (c) relates to any Capsid Candidate or Licensed Capsid or the Exploitation of any Capsid Candidate or Licensed Capsid. “Voyager Know-How” expressly excludes any Know-How relating to Voyager’s proprietary SF9 manufacturing technology.

1.124“Voyager’s Knowledge” means the actual knowledge, as of the Effective Date, of Voyager’s [**].

ARTICLE 2
RESEARCH AND LICENSE OPTION

2.1Alliance Managers. Within [**] after the Effective Date, each Party will appoint an individual to act as an alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers will be the primary point of contact for the Parties under this Agreement, including with regard to Voyager’s disclosure of any Capsid Candidates and Pfizer’s Evaluation of any Capsid Candidate. The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, will be promptly provided to the other Party in writing. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party; provided that each Party will maintain an Alliance Manager throughout the duration of the Term. The Parties may mutually agree in writing to eliminate the requirement to maintain an Alliance Manager at any point following the expiration of the last to expire Research Term.

2.2Capsid Candidate Supply. Immediately following the Effective Date, Voyager shall provide Pfizer with the quantities of Cardiology Capsid and the CNS Capsid for Pfizer’s use in the Evaluation as described in Exhibit C.

2.3TRACER Capsid Candidate Evaluation.

2.3.1Campaigns and Disclosure. During the Research Term, Voyager may (but will not be obligated to), at Voyager’s sole discretion and expense, conduct CNS/Cardiology Campaigns and identify proprietary Capsids that may be useful for AAV Gene Therapy for the treatment of central nervous system or cardiology disorders. Voyager will disclose to Pfizer, on a rolling basis, the performance characteristics for all TRACER Capsid Candidates arising from the CNS/Cardiology Campaigns conducted during the Research Term.

2.3.2Evaluation of TRACER Capsid Candidates. During the Research Term, following the disclosure by Voyager to Pfizer of a TRACER Capsid Candidate, Pfizer will have the right, in its sole discretion, to select [**] such TRACER Capsid Candidates for Evaluation by written notice to Voyager, and upon receipt of such written notice, Voyager will promptly provide to Pfizer plasmids for the production of each such TRACER Capsid Candidate for such Evaluation.

Pfizer will promptly provide to Voyager all results of such Evaluation that are generated during the Research Term to the corresponding Capsid Candidate that are related to biodistribution, expression level, and toxicity (“Pfizer Evaluation Data”); provided that Pfizer, in its sole discretion, may choose to redact, mask, or not provide any information related to a Pfizer Transgene or Manufacturing. Voyager will be free to use the corresponding Evaluation data for its own internal research purposes, in support of Voyager’s Patent filings, and as part of data packages shared under confidentiality in association with the applicable TRACER Capsid Candidate (without attribution of the source of such data to Pfizer); provided, however, that Voyager shall not include Pfizer Evaluation Data in any Patent filing without Pfizer’s prior written consent, which consent shall not be unreasonably withheld. In the event Pfizer does not exercise its Option for a particular Capsid Candidate, Pfizer will not: (a) disclose the data from the corresponding Evaluation of such Capsid Candidate to any Third Party; or (b) include the data from the corresponding Evaluation of such Capsid Candidate in any Patent filing, except in each case of (a) or (b) where such data has become publicly available through no breach of this Agreement or with Voyager’s prior written consent. Pfizer may perform such Evaluation at any time during the Research Term.

2.3.3Reporting. During the Research Term, Voyager shall provide written reports summarizing the TRACER Capsid Candidates disclosed pursuant to Section 2.3.1, and Pfizer will provide a written reports summarizing all results of the Evaluation conducted pursuant to Section 2.3.2 with timing to be mutually agreed by the Parties. The Alliance Managers will coordinate meetings to be held within [**] following receipt of such written reports to discuss the contents of such reports, with each Party providing the appropriate personnel to address any reasonable inquiries of the other Party.

2.4Option to License Capsid Candidates for Development and Commercialization of Licensed Products.

2.4.1Voyager hereby grants to Pfizer an option to receive the license as set forth in Section 3.1.2 for up to two (2) Pfizer Transgenes (each, an “Option”). Pfizer may exercise the Option at any time prior to the first (1st) anniversary of the Effective Date (the “Option Period”) by providing written notice to Voyager, in accordance with Section 11.7, identifying, for each Pfizer Transgene for which an Option is exercised, the specific Capsid Candidate that will become a Licensed Capsid for such Pfizer Transgene (an “Option Exercise Notice”). Pfizer may exercise each of its Options on the same or different Capsid Candidates for each Pfizer Transgene during the Research Term, but may only exercise one Option per Pfizer Transgene. Upon Voyager’s receipt of each Option Exercise Notice (the “Option Exercise Date”) each Capsid Candidate identified in the corresponding Option Exercise Notice will be deemed a “Licensed Capsid” for the selected Pfizer Transgene. Promptly following receipt of Pfizer’s Option Exercise Notice, Voyager will issue the appropriate invoice in accordance with Section 5.3.3 and provide Pfizer with any Voyager Know-How for the corresponding Licensed Capsid that has not been previously provided to Pfizer as may be reasonably necessary or that the Parties mutually agree may be useful to enable Pfizer to Exploit such Licensed Capsid for use in Licensed Products containing such Pfizer Transgene; provided that Voyager shall not provide Pfizer with any Know-How that is not reasonably necessary for Exploiting a Licensed Capsid without Pfizer’s prior written consent.  In the event Voyager provides Know-How that is not reasonably necessary for Exploiting a Licensed

Capsid without Pfizer’s prior written consent, then Pfizer shall have the right to use such Know-How for all research, development, and regulatory purposes, without accountability to Voyager.

2.4.2All Option exercise notices delivered by Pfizer shall specify whether the exercise of the applicable Option, in Pfizer’s good faith assessment based on advice from specialized counsel, requires filings under the Hart-Scott-Rodino Antitrust Improvement Act (as amended from time to time, the “HSR Act”) or similar antitrust or competition laws of other jurisdictions (collectively, the “Antitrust Filings”).  If Pfizer concludes that Antitrust Filings are required, then: (a) the Parties will (i) use reasonable efforts to make the requisite filings as promptly as possible, and in the case of filings under the HSR Act in any event no later than [**] after the exercise notice for the applicable Option, and (ii) collaborate with each other in taking appropriate steps to achieve expiration or termination of all applicable waiting periods as promptly as possible; and (b) the effectiveness of the relevant license(s) set forth in Section 3.1.2 shall be conditioned upon expiration or termination of such applicable waiting periods.

2.5Capsid Substitution. After exercise of any Option but during the Research Term, Pfizer may conduct additional Evaluation of the TRACER Capsid Candidates, and may elect to substitute any TRACER Capsid Candidate for any Licensed Capsid by providing written notice to Voyager, in accordance with Section 11.7, identifying the TRACER Capsid Candidate (the “Substitute Capsid”) and the specific Pfizer Transgene for which the Substitute Capsid will replace the previously designated Licensed Capsid. Immediately following Pfizer’s exercise of such substitution notice, the Substitute Capsid will replace the previous Licensed Capsid for such Pfizer Transgene, and Voyager will provide Pfizer with any Voyager Know-How for the Substitute Capsid that has not been previously provided to Pfizer as may be reasonably necessary or that the Parties mutually agree may be useful to enable Pfizer to Exploit such Substitute Capsid for use in Licensed Products containing such Pfizer Transgene.

ARTICLE 3

GRANT OF LICENSES

3.1Licenses to Pfizer.

3.1.1Research License. Subject to the terms and conditions of this Agreement, with respect to each Capsid Candidate, Voyager hereby grants to Pfizer, and Pfizer hereby accepts, a non-exclusive (subject to Section 8.4.1), non-transferable (except in accordance with Section 11.3), non-sublicensable (except in the case of contractors performing services related to Evaluation for or on behalf of Pfizer), worldwide, royalty-free right and license during the Research Term, under the Capsid Patents and Voyager Know-How, to Develop each Capsid Candidate with a Pfizer Transgene solely for the purpose of performing the Evaluation.

3.1.2 Exclusive Licenses from Voyager to Pfizer.

(a)On a Licensed Capsid-by-Licensed Capsid basis and effective as of the Option Exercise Date for such Licensed Capsid, Voyager hereby grants to Pfizer an exclusive license (exclusive even as to Voyager) under the Licensed Capsid Patents and Voyager’s interest in the Joint Patents, to use, have used, Develop, have Developed, Commercialize, and have

Commercialized the applicable Licensed Capsid(s) as incorporated into Licensed Products containing the corresponding Pfizer Transgene in the Territory.

(b)In the event Pfizer assigns any Licensed Product Patent to Voyager in accordance with Section 6.2.3(b), Voyager hereby grants to Pfizer an exclusive (even as to Voyager), fully paid-up, perpetual, non-revocable, royalty and fee free license under such assigned Licensed Product Patent for all purposes, including Exploitation of any Capsid, without any accountability to Voyager.

Notwithstanding anything to the contrary, the exclusive licenses in this Section 3.1.2 are exclusive solely as each relates to the Exploitation of a Licensed Product.

3.1.3Non-Exclusive License from Voyager to Pfizer. Without limiting any other license granted under this Agreement, on a Licensed Capsid-by-Licensed Capsid basis and effective as of the Option Exercise Date, Voyager hereby grants to Pfizer a non-exclusive right and license, under the Voyager Know-How, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, and have Commercialized the applicable Licensed Capsid(s) as incorporated into Licensed Products containing the corresponding Pfizer Transgene in the Territory.

3.1.4Direct Licenses to Affiliates. Pfizer may, from time to time, request that Voyager grant licenses within the scope of the licenses granted in Sections 3.1.1, 3.1.2, and 3.1.3 directly to Affiliates of Pfizer by giving written notice. Upon receipt of any such notice, Voyager will negotiate in good faith and enter into a separate direct license agreement consistent with the terms of this Agreement and within the scope of the licenses granted in Section 3.1.1, 3.1.2, and 3.1.3 with such designated Affiliate of Pfizer. The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct licenses and this Agreement to the terms of this Agreement. All costs of making such direct license agreement(s) and amendments, including Voyager’s reasonable attorneys’ fees, under this Section 3.1.4 shall be borne by Pfizer.

3.1.5Right of Reference. Voyager hereby grants to Pfizer a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized outside of the United States), to all data Controlled by Voyager or its Affiliates that relates to any Licensed Capsid or Licensed Product solely for purposes of seeking Regulatory Approval for Licensed Products, and Voyager shall provide a signed statement to this effect, if requested by Pfizer, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).

3.2Pfizer’s Sublicensing Rights. Pfizer and its Affiliates will have the right to grant and authorize sublicenses through multiple tiers under the rights granted to it under this Agreement by Voyager, including Section 3.1.2 and Section 3.1.3 for the Exploitation of a Licensed Product (each such Third Party, a “Sublicensee”).  Pfizer will use reasonable efforts to include in each Sublicense, an obligation of the Sublicensee to provide Pfizer with written notice of its achievement of a Development Milestone Event within [**] after such Sublicensee achieves the Development Milestone Event. Within [**] following execution of a sublicense with a Sublicensee (a “Sublicense”), Pfizer will provide Voyager with a fully executed copy of the corresponding Sublicense, which copy may be redacted by Pfizer to remove confidential or commercially sensitive information and any other information that is not necessary to demonstrate compliance with the terms of this Agreement. Each sublicense will be consistent with the terms of this Agreement. During the Term, Pfizer will be responsible for any act or omission by a Sublicensee that would be a breach of this Agreement if such act or omission had been engaged in by Pfizer. Pfizer shall remain responsible for the payment to Voyager of all Development Milestone Payments, Sales Milestone Payments, and royalties that are payable with respect to the Development Milestone Event(s) achieved by, or the Net Sales of, a Licensed Product made by such Sublicensees.

3.3Voyager Reservation of Rights. Notwithstanding anything to the contrary set forth in this Agreement: (a) the exclusive licenses and exclusivity covenants set forth in this Agreement will not prevent Voyager from internal Development activities relating to the Capsid Candidates or Licensed Capsids, including any Development activities that may result in generation of Functionally Equivalent Variants; (b) nothing in this Agreement will prevent Voyager from Exploiting (or granting rights to an Affiliate or Third Party to Exploit) (i) subject to Section 8.4.1, any Capsid that is not a Licensed Capsid or a Functionally Equivalent Variant for use in connection with the Pfizer Transgenes or (ii) any Licensed Capsid or Functionally Equivalent Variant for use with in products that do not contain a Pfizer Transgene.

3.4No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent, or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed, or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

ARTICLE 4

DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

4.1Pfizer Authority and Obligations.

4.1.1As of each applicable Option Exercise Date, Pfizer will be solely responsible for, and have sole decision-making authority with respect to, at its own expense, the Exploitation of Licensed Products and Licensed Capsids as they are used to Exploit a Licensed Product. During the Term, Voyager will be responsible for maintaining any third-party agreement it has entered as of the Effective Date (if any) that is required for Pfizer to practice the rights granted by Voyager to Pfizer in the Agreement, including payment by Voyager of any amounts due under such third-party agreements.

4.1.2Diligence.

(a)Development Diligence. Pfizer will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product for each Pfizer Transgene for which Pfizer has exercised its Option in the United States and at least one Major Market Country. Pfizer will have no other diligence obligations with respect to the Development or Regulatory Approval of Products under this Agreement.

(b)Commercial Diligence. Pfizer will use its Commercially Reasonable Efforts to Commercialize each Licensed Product in the United States and at least one Major Market Country in the Territory where Pfizer or its designated Affiliates or Sublicensee has received Regulatory Approval for such Licensed Product. Pfizer will have no other diligence obligations with respect to the Commercialization of Products under this Agreement.

(c)Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of its diligence obligations under this Agreement with respect to any Licensed Product to the extent that any of the following occurs with respect to such Licensed Product:

(i)Pfizer or Voyager receives, generates, or otherwise becomes aware of, any safety, tolerability, or other data reasonably indicating or signaling that a Licensed Capsid or Licensed Product has or would have an unacceptable risk-benefit profile or is otherwise not reasonably suitable for initiation or continuation of Clinical Trials; or

(ii)Pfizer or Voyager receive any notice, information or correspondence from any applicable Regulatory Authority, or any applicable Regulatory Authority takes any action, that reasonably indicates that a Licensed Product is unlikely to receive Regulatory Approval.

(d)Deemed Satisfaction of Pfizer’s Diligence Obligations. Without in any way expanding Pfizer’s obligations under this Agreement:

(i)Pfizer’s achievement of any Development Milestone Event entitling Voyager to receive a specific Development Milestone Payment described in Section 5.3.2 will be conclusive evidence that Pfizer has satisfied all of its diligence obligations under this Agreement for the corresponding Licensed Product, up to the date that such Development Milestone Event is achieved;

(ii)Pfizer’s payment, and Voyager’s acceptance, of any royalties to Voyager pursuant to Section 5.4.1 will be conclusive evidence that Pfizer has satisfied all of its diligence obligations under this Agreement for the corresponding Licensed Product to the date of such payment; provided that if Voyager does not return in full a payment of royalties by Pfizer with a written rejection of such payment within [**] of receipt, Voyager shall be deemed to have accepted such royalty payment; and

(iii)Pfizer’s payment of any Sales Milestone Payment as set forth in Section 5.3.4 will be conclusive evidence that Pfizer has satisfied all its diligence obligations under this Agreement for the corresponding Licensed Product to the date of such payment.

(e)For the avoidance of doubt, the provisions of Section 4.1.2(d) are intended only as examples of diligence constituting satisfaction of Pfizer’s diligence obligations. Pfizer may fully satisfy its diligence obligations without achieving any of the specific diligence examples set forth in Section 4.1.2(d), provided that Pfizer otherwise complies with the provisions of Section 4.1.2(a) or Section 4.1.2(b), as applicable.

(f)Assertion of Pfizer Diligence Obligation Claims. If Voyager is, becomes, or reasonably should be aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any of its diligence obligations, then Voyager will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 4.1.2(f), the Pfizer Alliance Manager will contact the Voyager Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [**] after Pfizer’s receipt of such a notice, (i) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 4.1.2(a) or Section 4.1.2(b) and (ii) the Parties’ respective Alliance Managers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 11.2. If Voyager fails to notify Pfizer of a Diligence Issue pursuant to this Section 4.1.2(f) within [**] after the date that Voyager first discovers or reasonably should have discovered such Diligence Issue, then Pfizer will be deemed to have satisfied its obligations under Section 4.1.2(a) and Section 4.1.2(b) with respect to such Diligence Issue.

4.1.3Remedies for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any of its diligence obligations under Section 4.1.2 and Pfizer fails to remedy such breach within [**] after Pfizer’s receipt of notice of such breach from Voyager, then Voyager may, in its sole discretion, elect to either: (i) terminate this Agreement pursuant to the provisions of Section 10.3.1 on a Licensed Product-by-Licensed Product and country-by-country basis; or (ii) convert any exclusive license or sublicense granted to Pfizer under this Agreement into a non-exclusive license, solely in each case of (i) and (ii) with respect to a Licensed Product in the country that is the subject of the material breach.

4.1.4Reporting. Following the exercise of each Option and prior to the First Commercial Sale of the corresponding Licensed Product in each of the jurisdictions where any of the milestone payments under Section 5.3 remain outstanding, for each Licensed Product, Pfizer will provide to Voyager a confidential [**] written report summarizing the material Development, Manufacture and Commercialization activities it has undertaken in such jurisdiction(s) during the preceding [**] period and the material Development, Manufacture and Commercialization activities it expects to take in the following [**] period, including any milestones expected to be achieved.

4.1.5Cooperation. Upon Pfizer’s request and at Pfizer’s expense, Voyager will provide Pfizer with reasonable assistance in connection with Pfizer’s preparation of any portion(s) of the relevant Regulatory Filings that relate to the Licensed Products, including by providing relevant data in Voyager’s possession and participating in meetings between the Parties to prepare documents to be filed.

4.2Remedy for Pfizer Deprioritizing a Licensed Capsid.  Without limiting Pfizer’s obligations under Section 4.1.2, on a Licensed Product-by-Licensed Product basis, if, during the period beginning on the corresponding Option Exercise Date for a Pfizer Transgene and ending on the date Pfizer first Commercializes the corresponding Licensed Product in the United States and one Major Market Country, (i) Pfizer declares a lead candidate incorporating a Pfizer Transgene for Development, and (ii) Pfizer does not include a lead candidate or a back-up candidate incorporating a Licensed Capsid and a Pfizer Transgene in its Development efforts for any contiguous [**] period, as indicated in Pfizer’s [**] report made under Section 4.1.4 and provided that such lack of inclusion is not a result of a matter set forth in Section 4.1.2(c)(i), then, within [**] after receiving such report, Voyager shall notify Pfizer in accordance with Section 11.7 of any objection it has to such lack of inclusion.  If Voyager timely notifies Pfizer of its objection and Pfizer does not include a lead candidate or back-up candidate that incorporates the corresponding Licensed Candidate and Pfizer Transgene within [**] after Pfizer’s receipt of such notice, then Voyager may, in its sole discretion, immediately elect to convert the corresponding exclusive license or sublicense granted to Pfizer under this Agreement into a non-exclusive license, with (a) all subsequent development obligations under Section 4.1.2 terminating for the corresponding Licensed Product and (b) all amounts for the corresponding Licensed Product that would be due hereunder after Voyager elects such non-exclusive license being reduced by [**] percent ([**]%).

4.3Compliance. All activities to be conducted by a Party under this Agreement will be conducted in compliance with applicable Laws.

ARTICLE 5

INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS

5.1Upfront Fee. Pfizer will pay Voyager an initial, one-time, non-refundable, non-creditable payment of Thirty Million Dollars ($30,000,000) within [**] after the Effective Date.

5.2Option Exercise Fees. For each Option that Pfizer exercises, Pfizer will pay to Voyager a fee of Ten Million Dollars ($10,000,000) per Pfizer Transgene (the “Option Exercise Fee”) following receipt of an invoice from Voyager in accordance with Section 5.3.3.

5.3Milestone Payments.

5.3.1Generally. Pfizer will provide Voyager with written notice (a “Development Milestone Event Notice”) of the achievement of a development milestone event specified in Section 5.3.2 for the first Licensed Product, per Pfizer Transgene, to achieve such milestone event (each, a “Development Milestone Event”). Such notice will be provided within [**] after such Development Milestone Event is achieved; provided that in the case such Development Milestone Event is achieved by a Sublicensee, Pfizer’s notice shall be provided within [**] after Pfizer receives notice from the corresponding Sublicensee of achieving the Development Milestone Event.

5.3.2 Development Milestone Events and Payments. Notwithstanding anything to the contrary in this Agreement, this Section 5.3.2 shall apply only if Pfizer exercises the corresponding Option. Pfizer will pay Voyager the amounts set forth below within [**] following the first occurrence of each event described below for the first Licensed Product for each Pfizer Transgene to achieve such Development Milestone Event (each, a “Development Milestone Payment”). If for any reason Development Milestone Event (a) below does not occur prior to the occurrence of Development Milestone Event (b) below, then Development Milestone Event (a) will be deemed to occur concurrently with the occurrence of Development Milestone Event (b), and the Development Milestone Payments associated with both Development Milestone Events will be paid following the achievement of Development Milestone Event (b).

	Development Milestone Event	Development Milestone Payment (per Pfizer Transgene)
(a)	[**]	[**] Dollars ($[**])
(b)	[**]	[**] Dollars ($[**])
(c)	[**]	[**] Dollars ($[**])
(d)	[**]	[**] Dollars ($[**])
(e)	[**]	[**] Dollars ($[**])
(f)	Total Per Pfizer Transgene	One Hundred Fifteen Million ($115,000,000)

Each of the Development Milestone Payments set forth above will be payable one time only per Pfizer Transgene incorporated into a Licensed Product (regardless of the number of Licensed Products with the same Pfizer Transgene, or the number of times with respect to any Licensed Product with the same Pfizer Transgene, achieves the specified Development Event occurs). No Development Milestone Payments will be payable by Pfizer for any subsequent Licensed Product for a Pfizer Transgene regardless of the number of Licensed Products for such Pfizer Transgene are Developed. For clarification, if one Licensed Product replaces another Licensed Product in Development, then such replacement Licensed Product will only be subject to Development Milestone Payments that have not previously been triggered by one or more prior Licensed Products for the corresponding Pfizer Transgene. The maximum amount payable by Pfizer under this Agreement with respect to all Development Milestone Payments if all Development Milestone Events occur will be $230,000,000.

5.3.3Invoicing and Payment Procedure. All fees owed to Voyager will be payable within [**] after Pfizer’s receipt of an invoice from Voyager, including an appropriate Pfizer Purchase Order (PO) number, reference to this Agreement, amount owed and name and address payment is to be sent to. All invoices will be delivered to Pfizer by email to [**] with a copy to [**] and [**].  All invoice or billing related questions should be referred to Pfizer's Accounting Department at [**] or go to the Accounts Payable Inquiry Tool (APIQ) at www.pfizeraccountspayable.com.

5.3.4Sales Milestones. On a Licensed Product-by-Licensed Product basis, Pfizer will pay to Voyager sales milestones with respect to Annual Net Sales of each Licensed Product for the first occurrence of each milestone event as follows:

	Milestone Event (per Licensed Product)	Sales Milestone Payment
(a)	First Calendar Year with Cumulative Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])
(b)	First Calendar Year with Cumulative Annual Net Sales exceeding of [**] Dollars ($[**])	[**] Dollars ($[**])
(c)	First Calendar Year with Cumulative Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])
(d)	Total Per Licensed Product	One Hundred Seventy-Five Million Dollars ($175,000,000)

Pfizer will pay Voyager the foregoing sales milestones within [**] after the end of the Calendar Year in which the first occurrence of each sales milestone occurs for each Licensed Product.

5.4Royalties.

5.4.1Royalties on Licensed Products Sold.

(a)Annual Net Sales. Subject to the adjustments under Section 5.5, Pfizer will make tiered royalty payments to Voyager in respect of Annual Net Sales, on a Licensed Product-by-Licensed Product basis, by Pfizer, its Affiliates or Sublicensees at the following royalty rates during the applicable Royalty Term:

	Annual Net Sales of each Licensed Products	Royalty Rate
(a)	Annual Net Sales less than [**] Dollars ($[**])	[**]%
(b)	Annual Net Sales greater than [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**]%
(c)	Annual Net Sales greater than [**] Dollars ($[**])	[**]%

5.4.2Calculation of Royalties. Royalties on aggregate Annual Net Sales of Licensed Products in a Calendar Year during the Royalty Term will be paid at the rate applicable to the portion of Net Sales within each of the Annual Net Sales tiers during such Calendar Year. For example, if, during a Calendar Year during the Royalty Term, Annual Net Sales of all Licensed Products are equal to $[**], then the royalties payable by Pfizer would be calculated by [**].

5.5Royalty Adjustments.

5.5.1Valid Claim Expiration. If, during any Calendar Quarter during the Royalty Term, on a country-by-country and Licensed Product-by-Licensed Product basis, there is no Valid Claim within the Licensed Capsid Patents that Covers such Licensed Product in such country, then the royalty rate for such Licensed Product in such country will be reduced by [**] percent ([**]%) from the applicable rate(s) set forth in Section 5.4.1.

5.5.2Third Party Licenses. In the event that, during the Royalty Term on a Licensed Product-by-Licensed Product basis, Pfizer, its Affiliates or Sublicensees are required to pay royalties to a Third Party in consideration for a license under Patents Controlled by such Third Party that are reasonably necessary for Exploiting a Licensed Capsid as part of a Licensed Product (“Third Party License ”), then Pfizer may deduct [**] percent ([**]%) of the royalties payable to such Third Party for such Third Party License(s) from royalties owed by Pfizer to Voyager under Section 5.4.1 for Net Sales of the applicable Licensed Product(s), with such reduction continuing until all such amounts have been expended for such Calendar Quarter; provided that royalties to a Third Party in consideration for a license under Patents Controlled by a Third Party that are reasonably necessary for Exploiting the Pfizer Transgene or other component of a Licensed Product shall not be deductible against the royalties owed by Pfizer to Voyager hereunder.

5.5.3Biosimilar Products. For any Pfizer Quarter in the applicable Royalty Term for a Licensed Product in a country in the Territory during which (1) a Biosimilar Product with respect to such Product is being sold in such country; and (2) the unit volume of such Biosimilar Product sold in such country in such Pfizer Quarter exceeds [**] percent ([**]%) of the combined unit volume of such Product and such Biosimilar Product sold in such country in such Pfizer Quarter, subject to Section 5.5.4, the royalties payable on Net Sales of such Product in such country in such Pfizer Quarter would be reduced by [**] percent ([**]%) of the amounts of royalties otherwise payable on such Net Sales pursuant to Section 5.4.1 for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately in aggregate for the then-current Pfizer Quarter. The unit volume of the Licensed Product and Biosimilar Product shall be calculated using a mutually acceptable method and using market share data provided by a reputable and mutually agreed upon provider.

5.5.4Limit on Deductions.

(a)On a Licensed Product-by-Licensed Product basis, in no event will the cumulative effect of the adjustments in Sections 5.5.1 through Section 5.5.3 reduce the royalties payable to Voyager under Section 5.4.1 by more than [**] percent ([**]%) of the amounts that would otherwise have been payable with respect to the applicable Licensed Product in the applicable country in the applicable Calendar Quarter (the “Royalty Floor”). In the event that a reduction would be permitted under this Section 5.5 but for the fact that such reduction would reduce the applicable royalties payable in accordance with Section 5.4.1 by more than the Royalty Floor. Pfizer may carry over such royalty reduction to payments payable hereunder with respect to any royalty payments owed in any future Calendar Quarter, in each case on a with such reduction continuing until all such amounts have been expended.

5.6Reports; Payment of Royalty. Within [**] after the end of each Calendar Quarter, Pfizer will deliver to Voyager a report setting forth, for the most recent Pfizer Quarter ending during such Calendar Quarter, the following information, on a Licensed Product-by-Licensed

Product, country-by-country and Territory-wide basis: (a) Net Sales of each Licensed Product; (b) the basis for any adjustments to the royalty payable for the sale of any such Licensed Product; and (c) the royalty due hereunder for the sale of each such Licensed Product. No such reports will be due for any such Licensed Product: (x) before the First Commercial Sale of such Product; or (y) after the Royalty Term for such Licensed Product has expired in all countries in the Territory. The total royalty due for the sale of all such Licensed Products during such Pfizer Quarter will be remitted at the time such report is made; provided that to the extent any royalties are payable by Pfizer hereunder on Net Sales of a Product in a country solely due to a Valid Claim of a Licensed Capsid Patent Covering such Licensed Product in such country that is subject to a revocation, invalidity or unenforceability ruling that is appealable or being appealed, during the time of such appeal or appealability, [**] percent ([**]%) of such royalties payable by Pfizer shall be placed into an escrow account and either (I) returned to Pfizer upon a final, unappealable determination that such revocation, invalidity or unenforceability ruling is upheld in a final, unappealable determination or (II) released to Voyager in the event such revocation, invalidity or unenforceability ruling is not upheld in a final, unappealable determination.

5.7Accounting; Audit.

5.7.1Records. Pfizer agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] after the relevant payment is owed pursuant to this Agreement, setting forth as applicable the sales and other disposition of Licensed Products sold or otherwise disposed of, in sufficient detail to enable royalties and compensation payable to Voyager hereunder to be determined.

5.7.2Audits. Pfizer agrees, upon not less than [**] prior written notice, to permit, and to require its Affiliates and Sublicensees to permit, such books and records relating to such Licensed Products to be examined during regular business hours at such place or places where such records are customarily kept by an independent internationally-recognized accounting firm selected by Voyager and reasonably acceptable to Pfizer for the purpose of verifying reports provided (or required to be provided) by Pfizer under this Article 5. Any such audit will not be performed more frequently than once in any Calendar Year, and will be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm will only share the results of the audit, not the underlying records, with the auditing party.

5.7.3Audit Reports and Disputes. The independent accounting firm will provide its audit report and the basis for any determination to Pfizer at the time such report is provided to Voyager before such report is considered to be final. Pfizer will have the right to request a further determination by such accounting firm as to matters which Pfizer disputes within [**] following Pfizer’s receipt of such report. Pfizer will provide Voyager and the accounting firm with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the accounting firm will undertake to complete such further determination, at Pfizer’s expense, within [**] after the dispute notice is provided, which determination will be limited to the disputed matters.

5.7.4Audit Expenses. Except as provided in Section 5.7.3, any audit conducted by Voyager is to be made at the expense of Voyager, except if the results of the audit reveal an underpayment of royalties, milestones or other payments to Voyager under this Agreement of [**] percent ([**]%) or more in any Calendar Quarter, in which case (a) Pfizer will promptly remit to Voyager the amount of such underpayment and (b) the reasonable fees and expenses for such audit will be paid by Pfizer.

5.8Currency Conversion. Notwithstanding anything to the contrary in the Agreement, conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Pfizer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

5.9Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with Accounting Standards.

5.10Methods of Payments. All payments due from Pfizer to Voyager under this Agreement will be paid in Dollars by wire transfer to a bank in the United States designated in writing by Voyager.

5.11Taxes.

5.11.1Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

5.11.2It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable. In addition, in the event any of the payments made by Pfizer pursuant to this Agreement become subject to withholding taxes under the Laws of any jurisdiction, Pfizer shall deduct and withhold the amount of such taxes for the account of Voyager, to the extent required by Law, such amounts payable to Voyager shall be reduced by the amount of taxes deducted and withheld, and Pfizer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Voyager an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Voyager to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Voyager. Pfizer will provide Voyager with reasonable assistance to enable Voyager to recover such taxes as permitted by Law.

5.11.3Notwithstanding anything in this Agreement to the contrary, (i) if an action (including any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

5.12Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by law, at the Federal Funds Effective Rate EFFR or any successor to such rate) for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/ fed%20funds).

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1Ownership; Disclosure.

6.1.1Pfizer Background IP. As between the Parties, Pfizer will own and Control all right, title and interest in and to all Patents or Know-How: (a) Controlled by Pfizer and existing as of or before the Effective Date; or (b) Invented, developed, created, generated or acquired solely by or on behalf of Pfizer after the Effective Date((a) and (b), collectively, “Pfizer Background IP”).

6.1.2Voyager Background IP. As between the Parties, Voyager will own and Control all right, title and interest in and to all Patents or Know-How: (a) Controlled by Voyager and existing as of or before the Effective Date; or (b) Invented, developed, created, generated or acquired solely by or on behalf of Voyager after the Effective Date ((a) and (b), collectively, “Voyager Background IP”).

6.1.3Joint Inventions. Subject to Section 6.2.3, ownership of any Patents and Know-How that are Invented or otherwise developed jointly by or on behalf of the Parties during Term and in the course of the Parties’ activities under this Agreement (“Joint Inventions”) will follow inventorship under U.S. patent law.

6.2Patent Prosecution and Maintenance; Defense Proceedings.

6.2.1Capsid Patents; Licensed Capsid Patents.

(a)Prior to Pfizer’s exercise of an Option, Voyager will have the sole obligation, at its sole cost and expense (except as otherwise provided herein), to Prosecute and Maintain the Capsid Patents and for conducting any Defense Proceeding with respect to the Capsid Patents, and will have sole decision-making authority with respect to matters relating to the Prosecution and Maintenance or the conduct of Defense Proceedings for the Capsid Patents. Voyager will: (i) allow Pfizer a reasonable opportunity and reasonable time to review and provide comment to Voyager’s in-house counsel regarding relevant substantive communications by Voyager and drafts of any responses or other proposed substantive filings by Voyager before any applicable filings are submitted to any relevant patent office and (ii) reasonably consider any reasonable and timely comments offered by Pfizer in any final filings submitted by Voyager to any relevant patent office; provided that Pfizer will not have any right to review or comment on any Capsid Patent application prior to filing of such application with the relevant patent office. Voyager will not disclose in, or in connection with Prosecution of, any Capsid Patent any of Pfizer’s Confidential Information without the prior written consent of Pfizer.

6.2.2Licensed Capsid Patents. Following Pfizer’s exercise of an Option:

(a)Voyager will have the sole right (but not the obligation), at its sole cost and expense (except as otherwise provided herein), (i) to Prosecute and Maintain the Licensed Capsid Patents and (ii) for conducting any Defense Proceeding with respect to the Licensed Capsid Patents, subject to Pfizer’s comment rights set forth below. Upon Pfizer’s request, Voyager will reasonably consider filing, Prosecuting and Maintaining the Licensed Capsid Rights in any jurisdiction reasonably requested by Pfizer including consideration of an arrangement in which Pfizer pays Voyager for all of its costs, or a pro-rata share of costs as applicable, for such activity. Following Pfizer’s exercise of an Option, the Parties will coordinate to develop a patent strategy designed to maximize the value and coverage of the Licensed Capsid Patents for the associated Licensed Products.

(b)Voyager will have sole decision-making authority with respect to matters relating to the Prosecution and Maintenance or the conduct of Defense Proceedings for the Capsid Patent(s) or the Licensed Capsid Patent(s), including any decisions to terminally disclaim a Patent in which Voyager has an interest.

(c) With regard to the Licensed Capsid Patents, Voyager will: (i) allow Pfizer a reasonable opportunity and reasonable time to review and provide comment to Voyager’s in-house counsel regarding relevant substantive communications by Voyager and drafts of any responses or other proposed substantive filings by Voyager before any applicable filings are submitted to any relevant patent office and (ii) give due consideration to any reasonable and timely comments offered by Pfizer in any final filings submitted by Voyager to any relevant patent office. Voyager will not disclose in, or in connection with prosecution of, any Licensed Capsid Patent any of Pfizer’s Confidential Information without the prior written consent of Pfizer.

6.2.3Licensed Product Patents.

(a)As between the Parties, and subject to Section 6.2.2(c)(b), Pfizer will own and Control all right, title, and interest in and to all Licensed Product Patents.

(b)Pfizer shall not file a Licensed Product Patent prior the first publication of any Capsid Patent that first discloses the Capsid that is the subject of the corresponding Licensed Product, without first receiving Voyager’s written approval to make such filing. In addition to other provisions that the Parties may agree are appropriate to implement, in the event Pfizer receives Voyager’s approval to file and does file a Licensed Product Patent during the Term and prior to the first publication of Voyager’s first Licensed Capsid Patent for the Capsid set forth in such Licensed Product Patent, Pfizer will assign its right, title, and interest in such Licensed Product Patent to Voyager, subject to Pfizer receiving the exclusive license set forth in Section 3.1.2(b); provided that Pfizer will retain the sole right, at its sole cost and expense, (i) to Prosecute and Maintain the Licensed Product Patents in all countries and (ii) for enforcing or defending all assigned Licensed Product Patents.

6.2.4Joint Patents.

(a)Neither Party will file any Patent application for a Joint Invention without mutual consent. If the Parties decide to seek patent protection for any Joint Invention, the Parties will cooperate in good faith to determine, on a case-by-case basis, which Party will have the responsibility for Prosecuting and Maintaining, and conducting Defense Proceedings relating to any Joint Patents, and how the cost for such activities will be shared.

(b)Cooperation. Each Party will reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 6.2.4 upon the reasonable request of the other Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to continue any Prosecution and Maintenance or conduct any Defense Proceedings of such Patents.

6.3Enforcement.

6.3.1Notice. Each Party will promptly notify the other Party in writing of any knowledge it acquires of any actual or potential infringement by a Third Party (the “Infringement Notice”).

6.3.2Capsid Patents. Unless and until each applicable Option Exercise Date, as between Pfizer and Voyager, Voyager will have the sole right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection with the Capsid Patents in the Territory, and any such litigation or steps will be at Voyager’s expense and all recoveries will be retained by Voyager.

6.3.3Licensed Capsid Patents. Upon the applicable Option Exercise Date, as between Pfizer and Voyager, Voyager will have the first right (but not the obligation), using Commercially Reasonable Efforts, to institute litigation or take other steps to remedy such infringement in connection with the Licensed Capsid Patents in the Territory, and any such litigation or steps will be at Voyager’s expense and all recoveries will be retained by Voyager. In the event that (a)(i) Voyager (A) does not institute litigation or take other steps to remedy such infringement in connection with the Licensed Capsid Patent within [**] after the corresponding infringement is first identified, or (B) does not continue its litigation to a final, unappealable decision, or (B) does not remedy the infringement through other means within such [**] period, and (ii) such infringement has (or reasonably threatens to have) a direct and material adverse impact on Pfizer’s Commercialization of Licensed Products, then (b) the royalties due to Voyager pursuant to Section 5.4 and payable as of the date of the Infringement Notice shall be reduced by [**] percent ([**]%), but only in the country in which the infringing activity exists with no right of offset with regard to royalties payable for other jurisdictions.

6.3.4Licensed Product Patents. As between Pfizer and Voyager, Pfizer will have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Licensed Product Patent in the Territory, and any such litigation or steps will be at Pfizer’s expense and all recoveries will be retained by Pfizer.

6.3.5Joint Patents. Immediately after an infringement of a Joint Patent is first identified, the Parties shall meet and cooperate in good faith to determine, on a case-by-case basis, (i) what action, if any, the Parties will take to obtain a discontinuance of such infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Joint Patent, and (ii) how the costs for and any recoveries from such activities will be shared.

6.4Infringement Claimed by Third Parties.

6.4.1Notice. If a Third Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third Party’s intellectual property by the Exploitation by a Party, its Affiliates, subcontractors or Sublicensees of any Licensed Product, the Party against whom such proceeding is threatened or commenced will give prompt notice to the other Party.

6.4.2Control of Proceeding. Unless the Party against whom such proceeding is filed seeks indemnification for such claim under Article 9, such Party will control the defense and settlement of any such proceeding described in Section 6.4.1 at its own cost and expense, using counsel of its choice, in its sole discretion. If the Party against whom such proceeding is filed does seek indemnification for such claim, then the provisions of Article 9 will govern the Parties’ rights and responsibilities with respect to such claim.

ARTICLE 7

CONFIDENTIALITY

7.1Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement, the Parties agree that the receiving Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose or use for any purpose other than to perform its obligations and exercise its rights as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present or future marketing, financial, or Exploitation activities of any product or potential product or technology of the Disclosing Party or the pricing thereof (collectively, “Confidential Information”). For clarity, any data, information, or Patent filings provided by one Party to the other Party will constitute the Disclosing Party’s Confidential Information. Without limiting the foregoing, the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, “Confidential Information” will exclude information to the extent that it can be established by the Receiving Party that such information:

7.1.1was in the lawful knowledge or possession of the Receiving Party prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof knowledge or possession by the Receiving Party;

7.1.2was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;

7.1.3became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement or the Existing Confidentiality Agreement; or

7.1.4was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

Any information disclosed by a Party to the other Party prior to the Effective Date pursuant to the Mutual Confidential Disclosure Agreement between Parties dated [**] (the “Existing Confidentiality Agreement”), that was considered Confidential Information (as defined in the Existing Confidentiality Agreement) will be Confidential Information of such Disclosing Party hereunder, subject to the provisions of Sections 7.1.1, 7.1.2, 7.1.3, and 7.1.4. The existence and terms of this Agreement will be considered the Confidential Information of both Parties. Any reports, Know-How, and other proprietary or sensitive information disclosed or shared by one Party with the other Party pursuant to the activities contemplated by this Agreement will be the Confidential Information of the Party that first shared such report, Know-How or other proprietary or sensitive information with the other Party.

7.2Authorized Disclosure.

7.2.1 Disclosure to a Party’s Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7.

7.2.2Disclosure to Third Parties. Notwithstanding Section 7.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a)to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the Territory and (ii) in order to respond to inquiries, requests or investigations relating to Licensed Products or this Agreement;

(b)to existing or prospective outside consultants, contractors, advisory boards, investors, collaboration partners, professional advisors, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market any Licensed Product or otherwise as reasonably necessary to perform such Party’s obligations under this Agreement; provided that the Receiving Party shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information;

(c)in connection with filing or prosecuting Patent rights or trademark rights as permitted by this Agreement;

(d)in connection with prosecuting or defending litigation as permitted by this Agreement;

(e)subject to the provisions of Section 7.5, in connection with or included in scientific presentations and publications relating to Compounds or Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clincialtrials.gov or PhRMA websites;

(f)to a court or arbitrator the extent reasonably necessary in order to enforce its rights under this Agreement;

(g)in communication with existing or prospective investors, lenders, professional advisors, acquirers, merger partners, collaboration partners, subcontractors, Sublicensees, or licensees on a need to know basis, in each case under appropriate confidentiality obligations substantially equivalent to those of this Agreement; or

(h)to the extent mutually agreed to in writing by the Parties.

7.3Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, Residual Knowledge shall not be considered Confidential Information for purposes of this Article 7.

7.4Press Release; Disclosure of Agreement.

7.4.1Press Releases. On or promptly after the Effective Date, the Parties anticipate issuing a public announcement regarding the signing of this Agreement in a form to be agreed by the Parties. Except as may be expressly permitted under Section 7.4.2, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party; provided that to the extent information regarding this Agreement has already been publicly disclosed, except as a result of a breach of this Agreement, each Party may subsequently disclose the same information to the public without the consent of the other Party, provided that such information remains true, accurate, and up to date. In addition, nothing in this Agreement shall prevent Pfizer from making any scientific publication or public announcement with respect to any Licensed Product under this Agreement; provided, however, that, except as permitted under Section 7.2.1, Pfizer shall not disclose any of Voyager’s Confidential Information in any such publication or announcement without obtaining Voyager’s prior written consent to do so.

7.4.2SEC Filings and other Disclosures of this Agreement. Notwithstanding Section 7.4.1, each Party will be permitted to disclose the existence and terms of this Agreement to the extent required to comply with applicable Laws including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, provided that (a) prior to disclosing this Agreement or any of the terms hereof as permitted under this Section 7.4.2, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement prior to such disclosure (the “Redacted Version”), (b) to the extent permitted by applicable Laws, the Parties will use reasonable efforts to file redacted versions with such agencies and stock exchanges that are consistent with the Redacted Version, and (c) each Party will, at its own expense, use reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party.

7.5Publications. On a Capsid Candidate-by-Capsid Candidate basis, prior to exercising its Option for a particular Capsid Candidate, Pfizer will not publish or publicly disclose the scientific results of any of the Evaluation conducted by it for such Capsid Candidate, without the prior written consent of Voyager. Following the Option Exercise Date for a particular Licensed Capsid, nothing in this Agreement shall prevent Pfizer from making any scientific publication or public announcement with respect to any Licensed Product containing such Licensed Capsid; provided, however, that, except as permitted under Section 7.2, Pfizer shall not disclose any of Voyager’s Confidential Information in any such publication or announcement without obtaining Voyager’s prior written consent to do so. In addition, (i) Voyager shall not publish or make any public announcement regarding a Licensed Product without Pfizer’s prior written approval, and (ii) Pfizer shall provide Voyager a copy of each publication or other public disclosure relating to a Licensed Product that contains unpublished information relating to a Licensed Capsid. During the Term, each Party will provide the other Party (the “Non-Disclosing Party”) for review and approval any proposed abstract, manuscript, or presentation that contains the Non-Disclosing Party’s Confidential Information. Written copies of each proposed publication that are required to be submitted hereunder shall be provided to the Non-Disclosing Party no less than [**] prior to its intended submission for publication or presentation. The Non-Disclosing Party will respond in writing promptly and in no event later than [**] after receipt of the proposed publication or presentation, with one or more of the following: (a) comments on the proposed publication or presentation, which the publishing Party will consider in good faith and use reasonable efforts to incorporate, (b) a specific statement of concern, based upon the need to delay publication if the Non-Disclosing Party determines that the proposed publication or presentation contains or describes intellectual property that needs to be incorporated into a Patent application; provided that such delay shall not exceed an additional [**] unless agreed in writing by the Parties, or (c) an identification of the Non-Disclosing Party’s Confidential Information that needs to be removed from the proposed publication or presentation.

7.6Remedies. Each Party will be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 7.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

8.1.1such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

8.1.3this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

8.1.4the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

8.1.5neither such Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section; and

8.1.6no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

8.2Representations and Warranties, as applicable, of Voyager. Voyager hereby represents, warrants, and covenants to Pfizer, as of the Effective Date that:

8.2.1Voyager has disclosed to Pfizer all material scientific and technical information and all material information that, to Voyager’s Knowledge, are relevant to safety and efficacy with respect to the Capsids;

8.2.2(a) Schedule 1.18 sets forth a true and complete list of all Capsid Patents as of the Effective Date that Cover the Capsid Candidates (the “Relevant Capsid Patents”), (b) each such Patent remains in full force and effect and (c) Voyager or its Affiliates have timely paid all filing and renewal fees payable with respect to such Patents;

8.2.3Voyager is the sole and exclusive owner of the Relevant Capsid Patents and Voyager’s Know-How, all of which is free and clear of any claims, liens, charges, or encumbrances that would conflict with the rights granted to Pfizer hereunder;

8.2.4Voyager has and will have the right, power, and authority to grant all rights, title, and interests in the licenses granted or to be granted to Pfizer under this Agreement;

8.2.5Voyager has not granted any right or license, to any Third Party relating to any of the Relevant Capsid Patents that would conflict with the rights or licenses granted to Pfizer hereunder as of the Effective Date;

8.2.6no claim, demand, suit, proceeding, arbitration, inquiry, investigation, litigation, or other legal action of any nature, civil, criminal, regulatory or otherwise, is pending, has been brought, or to Voyager’s Knowledge, threatened against Voyager or any Affiliate of Voyager, or, to Voyager’s Knowledge, any Third Party, alleging that the Exploitation of Voyager’s Background IP is infringing or, if practiced or commercialized, will infringe the rights of any Third Party;

8.2.7there is no judgment or settlement against or owed by Voyager or any of its Affiliates, in each case in connection with the Relevant Capsid Patents or Voyager Know-How relating to the transactions contemplated by this Agreement;

8.2.8to Voyager’s Knowledge, no Third-Party has challenged or threatened to challenge the scope, validity or enforceability of any Relevant Capsid Patents (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority;

8.2.9to Voyager’s Knowledge: (a) the Relevant Capsid Patents, are, or, upon issuance, will be, valid and enforceable patents; and (b) as of the Effective Date no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Relevant Capsid Patents in a manner that would affect Pfizer’s rights under this Agreement;

8.2.10all of its employees, officers, and consultants have executed (a) valid and enforceable agreements assigning or (b) have existing obligations under applicable Laws requiring assignment to Voyager of all Inventions made during the course of and as the result of their association with Voyager and obligating the individual to maintain as confidential Voyager’s Confidential Information as well as confidential information of other Persons (including Pfizer and its Affiliates) which such individual may receive;

8.2.11Voyager has taken reasonable precautions to preserve the confidentiality of any Know-How that constitutes Voyager’s Background IP existing as of the Effective Date and that would be licensed to Pfizer upon exercise of any Option, including requiring each Person having access to any Know-How within such Voyager’s Background IP to be subject to confidentiality, non-use and non-disclosure obligations protecting such Know-How as the confidential, proprietary materials and information of Voyager;

8.2.12to Voyager’s Knowledge, Voyager has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution, and maintenance of the Relevant Capsid Patents;

8.2.13to Voyager’s Knowledge, Voyager has independently developed all Voyager Know-How or otherwise has a valid right to use, and to permit Pfizer, Pfizer’s Affiliates, and Pfizer’s Sublicensees to use, the Voyager Know-How for all permitted purposes under this Agreement;

8.2.14no Relevant Capsid Patent is subject to any funding agreement with any government or Governmental Authority;

8.2.15neither Voyager nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement that would conflict with Pfizer’s rights or Voyager’s obligations under this Agreement;

8.2.16[**], to the best of Voyager’s Knowledge, the Exploitation by Voyager or Pfizer (or their respective Affiliates or Sublicensees) of any CNS Capsid or Cardiology Capsid does not infringe any claim of an issued patent of any Third Party as of the Effective Date;

8.2.17Voyager, its Affiliates, and to Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have complied in all material respects with all applicable Law and accepted pharmaceutical industry business practices with regard to the subject matter of this Agreement, including, to the extent applicable, the FD&C Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, consistent with the 'Compliance Program Guidance for Pharmaceutical Manufacturers' published by the Office of Inspector General, U.S. Department of Health and Human Services;

8.2.18with respect to any Licensed Capsids, payments, or services provided under this Agreement, Voyager, its Affiliates, and to its Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any government official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment; and

8.2.19Voyager, its Affiliates, and to Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have complied with the laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and government officials.

8.3Mutual Covenants. Each Party hereby covenants to the other Party that, from the Effective Date until expiration or termination of this Agreement:

8.3.1it will perform its obligations under this Agreement in compliance with applicable Laws;

8.3.2All individuals who are employees or independent contractors of such Party or any of its Affiliates working under this Agreement will be under the obligation to assign or exclusively license all right, title and interest in and to their Know-How, and all intellectual property rights therein, to such Party or its Affiliate as the sole owner or exclusive licensee thereof;

8.3.3such Party will not knowingly (a) employ, or use any contractor or consultant that employs or uses, any Person debarred or disqualified by the FDA (or subject to a similar sanction of EMA or any other Governmental Authority) or, (b) employ any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or any other Governmental Authority), in each of clauses (a) and (b) in the conduct of its activities under this Agreement; and

8.3.4in performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and, with respect to Pfizer, its Sublicensees, will comply with all applicable Law, including all anti-corruption Laws.

8.4Voyager Covenants. In addition to the covenants made by Voyager elsewhere in this Agreement, Voyager hereby covenants to Pfizer that:

8.4.1during the Research Term: (a) other than the conduct of the CNS/Cardiology Campaigns, Voyager will not conduct any internal program or program on behalf of a Third Party that is directed to Development or Commercialization of any Capsid Candidates for use in any therapeutic product comprising a Capsid Candidate or a Licensed Capsid in combination with any Pfizer Transgene in the Licensed Field; and (b) Voyager will not grant any Third Party or Affiliate any right or license under Voyager’s rights in any Capsid Candidate or Licensed Capsid to Exploit any therapeutic product comprising a Capsid Candidate in combination with any Pfizer Transgene in the Licensed Field;

8.4.2from and after the applicable Option Exercise Date, during the Term, Voyager shall not, and shall cause its Affiliates not to: (a) license, sell, assign or otherwise transfer to any Person (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Licensed Capsid Patents for use with the corresponding a Pfizer Transgene (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any Licensed Capsid Patents, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with the licenses and other rights granted to Pfizer or its Affiliates under this Agreement;

8.4.3during the Term, Voyager will: (a) not enter into any agreement with a Third-Party that conflicts with (i) the rights granted to Pfizer under this Agreement or (ii) Voyager’s ability to fully perform its obligations hereunder; (b) not amend or otherwise modify any agreements with a Third-Party or consent or waive rights with respect thereto in any manner that conflicts with (i) the rights granted to Pfizer under this Agreement or (ii) Voyager’s ability to fully perform its obligations hereunder; and

8.4.4during the Term, Voyager will maintain valid and enforceable agreements with all Persons acting by or on behalf of Voyager or its Affiliates under this Agreement which require such Persons to assign to Voyager their entire right, title and interest in and to all Licensed Capsid Patents and Voyager’s Know-How.

8.5Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.6Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1Indemnification by Pfizer. Pfizer will indemnify, hold harmless and defend Voyager and its Affiliates, and its or their respective directors, officers, employees, agents, consultants and Representatives (each a “Voyager Indemnified Party”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys (collectively, “Losses”) that the Voyager Indemnified Party may be required to pay to one or more Third Parties to the extent arising out of or resulting from any Third Party suits, claims, actions, proceedings, hearings, investigations, judgments, orders, decrees, stipulations, or injunctions or demands (“Third Party Claims”) arising out of or resulting from:

9.1.1the gross negligence, recklessness or wrongful intentional acts or omissions of Pfizer or any of its Affiliates or Sublicensees, or its or their respective directors, officers, employees, agents, consultants or Representatives, in connection with performance by or on behalf of Pfizer or exercise of Pfizer’s rights under this Agreement;

9.1.2any material breach of this Agreement, including any representation, warranty, or covenant, by Pfizer; or

9.1.3the Exploitation of any Licensed Product conducted by or on behalf of Pfizer, any of its Affiliates or any Sublicensee hereunder, including: (a) any product liability, personal injury, property damage or other damage; and (b) infringement of any Patent or other intellectual property right of any Third Party;

except, in each case, to the extent such Losses arise from (x) the negligence, recklessness, or intentional acts of any Voyager Indemnified Party, or (y) any Third Party Claim for which Voyager is responsible for indemnifying Pfizer pursuant to Section 9.2.

9.2Indemnification by Voyager. Voyager will indemnify, hold harmless and defend, Pfizer and its Affiliates, and its or their respective directors, officers, employees, consultants, agents, and Representatives (each a “Pfizer Indemnified Party”), from and against any and all

Losses that the Pfizer Indemnified Party may be required to pay to one or more Third Parties, to the extent arising out of or resulting from any Third Party Claims arising out of or resulting from:

9.2.1the gross negligence, recklessness or wrongful intentional acts or omissions of Voyager or any of its Affiliates or subcontractors, or its or their respective directors, officers, employees, agents, consultants or Representatives, in connection with performance by or on behalf of Voyager or exercise of Voyager’s rights under this Agreement; or

9.2.2any material breach of this Agreement, including any representation, warranty, or covenant, by Voyager;

except, in each case, to the extent such Losses arise from (x) the negligence, recklessness, or intentional acts of any Pfizer Indemnified Party or (y) any Third Party Claim for which Pfizer is responsible for indemnifying Voyager pursuant to Section 9.1.

9.3Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a Claim or other proceeding (including any governmental investigation) with respect to any Third Party Claim for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

9.4Control. Subject to each Party’s right to control certain actions described in Sections 6.3 and 6.4 (even where such Party is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [**] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages, and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b), and (c) above are collectively referred to as the “Litigation Conditions”). Within [**] after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such

Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials, or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [**] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview, and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

9.5Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action (other than the payment of money which will be fully satisfied by the Indemnifying Party). The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages for which the Indemnifying Party would be responsible without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

9.6Insurance. Each Party agrees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance (or clinical trials insurance, if applicable), with minimum “A-” A.M. Best rated insurance carriers to cover its indemnification obligations under Section 9.1 or Section 9.2, as applicable, in each case with limits of not less than $[**] U.S. dollars) per occurrence and in the aggregate. All deductibles and retentions will be the responsibility of the named insured. Pfizer and its Affiliates will be an additional insured on Voyager’s commercial general liability and products liability policies (or clinical trials insurance, if applicable), and be provided with a waiver of subrogation. For U.S. exposures, additional insured status on Voyager’s commercial general liability and products liability policies shall be via form CG20101185 or its equivalent. Licensed Products liability coverage shall be maintained for [**] following termination of this Agreement. To the extent of its culpability or negligence, all coverages of Voyager will be primary and non-contributing with any similar insurance, carried by Pfizer. Notwithstanding any provision of this Section 9.6 to the contrary, Pfizer may meet its obligations under this Section 9.6 through any combination of insurance and self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Article 9. Each Party will furnish the other Party with a certificate of such insurance promptly following request.

9.7LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 6, ARTICLE 7 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER VOYAGER NOR PFIZER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, WILL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ITS AFFILIATES OR REPRESENTATIVES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Representatives or stockholders for any damages based on or measured by loss of projected or speculative future sales of the Licensed Products, any payment due upon any unachieved Development Milestone Event, any Sales Milestone Payment due upon any unachieved total annual Net Sales level, any unearned royalties or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1Term. This Agreement will commence as of the Effective Date and, unless terminated earlier, this Agreement will continue in full force and effect until (a) if no Option is exercised, the first (1st) anniversary of the Effective Date, or (b) if at least one Option is exercised, with respect to any Licensed Product(s) for which the Option is exercised, on a country-by-country basis, the expiration of the last to expire Royalty Term with respect to such Licensed Product in such country in the Territory (the “Term”). Upon expiration of the Royalty Term for any Licensed Product in any country, the licenses granted with respect to the applicable Licensed Product in such country will become fully paid-up and irrevocable.

10.2Automatic Termination Upon End of Option Exercise Period. If Pfizer does not exercise an Option by delivering the Option Exercise Notice to Voyager pursuant to Section 2.4.1 and pay the Option Exercise Fee(s) as set forth in Section 5.2, then, effective automatically upon the later of (a) the first day following the Option Exercise Period and the (b) the [**] following the due date of the Option Exercise Fee, and without further notice on the part of either Party, this Agreement will automatically terminate with regard to the corresponding Capsid Candidate(s).

10.3Termination for Breach.

10.3.1Subject to Section 4.1.3, 4.2, and the dispute resolution provisions of Section 11.2 and 11.3 (to the extent applicable), this Agreement may be terminated by Voyager (a) on a Licensed Product-by-Licensed Product basis, if Pfizer is in material breach of its obligations under this Agreement with respect to such Licensed Product, by providing written notice that includes the particulars of the alleged material breach, or (b) in its entirety, if Pfizer is in material breach of is obligations under this Agreement with respect to all Licensed Products, by providing written notice that includes the particulars of the alleged material breach, and in either case ((a) or (b)), the material breach remains uncured for [**] in the case of nonpayment), measured from the date written notice of such material breach is given to Pfizer; provided, however, that if any breach is not reasonably curable within [**] in the case of a nonpayment) and if Pfizer is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Pfizer a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement other than the upfront fee payable under Section 5.1 and Option Exercise Fees, the cure period shall be tolled pending resolution of any bona fide, good faith dispute between the Parties as to whether such payment is due.

10.3.2Subject to the dispute resolution provisions of Section 11.2 and 11.3 (to the extent applicable), Pfizer may terminate this Agreement for cause with respect to one or more Licensed Products in one or more countries in the Territory or may terminate this Agreement in its entirety, at any time during the Term, by giving written notice to Voyager in the event that Voyager commits a material breach of its obligations under this Agreement and such material breach remains uncured for [**], measured from the date written notice of such material breach is given to Voyager; provided, however, that if any breach is not reasonably curable within [**] and if Voyager is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Voyager a reasonable period of time to cure such breach.

10.3.3Notwithstanding anything to the contrary in this Agreement and subject to the dispute resolution provisions of Section 11.2 and 11.3 (to the extent applicable), Pfizer may terminate this Agreement in whole or relevant part, immediately and without regard to any cure period, if, in Pfizer’s reasonable opinion, a violation of Global Trade Control Laws has occurred. Any such termination will be deemed for cause under this Section 10.3.3, under which Pfizer will not be responsible for any related payments due, even if activities have already occurred. Voyager will be responsible for reimbursing Pfizer for any payments due to Pfizer under this Agreement that are blocked due to violation of Global Trade Control Laws

10.4 Termination for Compliance with the Law-related Breach. Subject to the dispute resolution provisions of Section 11.2 and 11.3 (to the extent applicable), Pfizer may terminate this Agreement if Voyager breaches any of the representations or warranties set forth in Sections 8.2.17 through 8.2.19 or if Pfizer learns that improper payments are being or have been made to government officials by Voyager with respect to services performed in connection with this Agreement. Further, in the event of such termination, Voyager shall not be entitled to any further payment, regardless of any activities undertaken or agreements with additional Third Parties entered into prior to termination, and Voyager shall be liable for damages or remedies as provided by law.

10.5Termination for Convenience. Pfizer may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product and country-by-country basis for any or no reason upon ninety (90) days’ written notice to Voyager.

10.6Provisions for Insolvency.

10.6.1Termination Right. Voyager will be deemed a “Debtor” under this Agreement if, at any time during the Term (a) a case is commenced by or against Voyager under the Bankruptcy Code, (b) Voyager files for or is subject to the institution of bankruptcy, reorganization, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) Voyager assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for Voyager's business or (e) a substantial portion of Voyager’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary case under the Bankruptcy Code, Voyager will not be deemed a Debtor if the case is dismissed within [**] after the commencement thereof. If Voyager is deemed a Debtor, then Pfizer may terminate this Agreement by providing written notice to Voyager.  If Pfizer terminates this Agreement pursuant to this Section 10.6.1, then, in addition to all other rights that it may have at law, Pfizer will have the right to offset, against any payment owing to Voyager hereunder, any damages found or agreed by the Parties to be owed by Voyager to Pfizer.

10.6.2Rights to Intellectual Property. All rights and licenses now or hereafter granted by Voyager to Pfizer under or pursuant to any Section of this Agreement, including Article 2 and Article 3 hereof, are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties acknowledge and agree that the payments provided for under Sections 5.1, 5.2, and 5.3 and all other payments by Pfizer to Voyager hereunder, other than royalty payments pursuant to Section 5.4, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If: (a) (i) a case under the Bankruptcy Code is commenced by or against Voyager, (ii) this Agreement is rejected as provided in the Bankruptcy Code and (iii) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code; then (b) Voyager (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to Pfizer all intellectual property licensed hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, any “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code (which will be deemed to include the Licensed Know-How), and all other embodiments of the intellectual property licensed hereunder. Voyager will not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Pfizer and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Pfizer or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

10.6.3No Limitation of Rights. All rights, powers and remedies of Pfizer provided in this Section 10.6 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving Voyager.

10.7Effects of Termination.

10.7.1Effect of Termination.

(a)Automatic Termination Upon End of Option Period or Termination Prior to Option Exercise Date. On a Capsid Candidate-by-Capsid Candidate basis, in the event this Agreement is terminated pursuant to Section 10.2 or pursuant to any other provision of this Agreement prior to the Option Exercise Date, the following will apply upon the effective date of termination:

(i)Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease with regard to the corresponding Capsid Candidate or in its entirety if the Agreement is terminated for all Capsid Candidate, including, for the avoidance of doubt, all rights under the Option, all rights to conduct the Evaluation, any and all rights and licenses and sublicenses granted by either Party to the other Party hereunder.

(ii)The Parties shall discuss and determine, based on mutual consent, whether to seek or continue to seek patent protection with respect to any data generated from the Evaluation and, if applicable, each Party’s rights and obligations with respect to such activities. If the Parties cannot reach mutual written agreement on the course of action to take with respect to the filing, prosecution or maintenance such Patent, neither Party will have any responsibility to file, prosecute or maintain such Patent or share in the costs thereof.

(b)Termination for Cause by Voyager; Termination for Convenience by Pfizer After the Option Exercise Date. On a Licensed Product-by-Licensed Product basis, in the event that, following the Option Exercise Date, Voyager terminates this Agreement for cause pursuant to Section 10.3.1 or Pfizer terminates this Agreement for convenience pursuant to Section 10.5, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder that correspond with such termination will cease (including all rights and licenses and sublicenses granted by either Party to the other Party hereunder corresponding to the terminated Licensed Product(s)); provided that Pfizer will have the right, in its sole discretion, to sell any inventory of any Licensed Product affected by such termination that remains on hand as of the effective date of the termination, so long as Pfizer pays to Voyager the royalties and other amounts payable hereunder (including milestones) that are applicable to such subsequent sales in the applicable Territory in accordance with the terms of this Agreement.

(c)Termination for Cause by Pfizer.

(i)Partial Termination. In the event that, on or following the Option Exercise Date, (a) Pfizer terminates this Agreement pursuant to Section 10.3.2 or 10.3.3 with respect to a Licensed Product in any country in the Territory, and the event that gave rise to the right of termination materially impairs the ability to Exploit the applicable Licensed Product in the applicable terminated country, then (b) all licenses granted to Pfizer under this Agreement with respect to such Licensed Product in such country will become irrevocable and perpetual, and Pfizer will have no further obligations to Voyager under this Agreement with respect to such Licensed Product in such country, other than (i) those obligations that expressly survive termination in accordance with Section 10.7.3, (ii) an obligation to pay all milestones and royalties under Sections 5.3 and 5.4 with respect to such Licensed Products in such terminated country in an amount equal to [**] percent ([**]%) of the amount that would otherwise have been payable under this Agreement, such amount to be paid in accordance with and subject to the other terms of this Agreement governing such payments, and (iii) in addition to all other rights that it may have at law, Pfizer will have the right to offset, against any payment owing to Voyager hereunder, any damages awarded to Pfizer in a proceeding under Section 11.3 or agreed by the Parties to be owed by Voyager to Pfizer. The foregoing will not be construed to limit Voyager’s right to receive the full amount of any payments that accrued before the effective date of such termination.

(ii)Complete Termination.  In the event that, on or following the Option Exercise Date, (a) Pfizer terminates this Agreement in its entirety pursuant to Section 10.3.2 or 10.3.3, and the event that gave rise to the right of termination materially impairs the ability to Exploit the Licensed Products in the United States, then (b) all licenses granted to Pfizer under this Agreement with respect to all Licensed Products will become irrevocable and perpetual, and Pfizer will have no further obligations to Voyager under this Agreement with respect to such Licensed Products, other than (i) those obligations that expressly survive termination in accordance with Section 10.7.3, (ii) an obligation to pay all milestones and royalties under Sections 5.3 and 5.4 with respect to such Licensed Products in an amount equal to [**] percent ([**]%) of the amount that would otherwise have been payable under this Agreement, such amount to be paid in accordance with and subject to the other terms of this Agreement governing such payments, and (iii) in addition to all other rights that it may have at law, Pfizer will have the right to offset, against any payment owing to Voyager hereunder, any damages awarded to Pfizer in a proceeding under Section 11.3 or agreed by the Parties to be owed by Voyager to Pfizer. The foregoing will not be construed to limit Voyager’s right to receive the full amount of any payments that accrued before the effective date of such termination.

10.7.2Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any payments that accrued before the effective date of such termination or expiration or rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.

10.7.3Survival. The provisions of Article 1 (for purposes of interpreting any other surviving provision of this Agreement), Article 5 (with respect to payment obligations accruing prior to expiration or termination and for purposes of calculation and payment of any payment obligations that survive termination under Section 10.7.1(c)), Section 6.1, Section 6.2.4, Section 7.1 through Section 7.4, Section 7.6, Section 9.1 through 9.5, Section 9.7, Section 10.6 (solely in the event the termination is triggered pursuant to Section 10.6.1(a)), Section 10.7, and Article 11, together with any sections that expressly survive (including any perpetual licenses and sublicenses granted hereunder) and remedies for breach of this Agreement, will survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, will survive indefinitely.

ARTICLE 11

MISCELLANEOUS

11.1Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the Laws of the state of Delaware without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country will apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

11.2Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party will have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 11.2 within [**] after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 11.3 (subject to the exceptions specified therein).

11.3Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party will provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

11.3.1Additional Issues. Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

11.3.2No Arbitration of Patent Issues. Notwithstanding anything to the contrary in this Agreement, any disputes, claims or controversies arising out of, or for which resolution depends in whole or in part on a determination of the ownership, inventorship, interpretation, validity, enforceability, or infringement of United States Patent rights will not be subject to arbitration under this Agreement, but instead may be brought by either Party in the United States District Court for the District of Delaware, before the United States Patent & Trademark Office, before United States appellate courts as applicable.

11.3.3Arbitration Procedure. Any arbitration pursuant to this Section 11.3 will be held in Boston, Massachusetts unless another location is mutually agreed by the Parties. The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law. The Parties will mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by three (3) arbitrators, of which each Party will appoint one, and the arbitrators so appointed will select the third and final arbitrator. The arbitrators will have experience of biotechnology and therapeutics licensing disputes. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators will, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators will be limited in the scope of their authority to resolving only the specific matters which the Parties have referred to arbitration for resolution and will not have authority to render any decision or award on any other issues. Subject to Section 9.7, the arbitrators will be authorized to award compensatory damages, but will not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrators also will be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators will be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there will be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

11.3.4Arbitration Expenses. Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrators, in their award, will be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

11.3.5Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek any remedy at law or in equity, including the issuance of a temporary restraining order or a preliminary, temporary, or permanent injunction from any court of competent jurisdiction in order to preserve or enforce its rights under this Agreement or to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

11.3.6Confidentiality. All proceedings and decisions of the arbitrator will be deemed Confidential Information of each of the Parties and will be subject to Article 7. For clarity, no information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a third party by any party unless required by law. In addition, any documentary or other evidence given by a Party or witness in the arbitration shall be treated as Confidential Information by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by applicable Law.

11.4Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right, interest, or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that either Party may assign this Agreement or its rights and obligations under this Agreement to (a) a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement, or (b) an Affiliate; provided that in each case of (a) and (b) the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for all of its rights and obligations under this Agreement. Any purported assignment in violation of this Section 11.3 will be void. All terms of this Agreement will remain in full force and effect in the event of a Change of Control of either Party and will be binding upon any Acquiring Entity of either Party. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required or makes a good-faith determination based on advice of legal counsel, to divest a Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition, provided that the assignee will expressly agree to be bound by Pfizer’s obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.4.

11.5Performance by Affiliates and Sublicensees. Each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through Affiliates; provided that each Party hereby acknowledges and agrees that it will be responsible for the full and timely performance and observance of all the covenants, terms, conditions and agreements set forth in this Agreement by its Affiliate(s) and Sublicensees.

11.6Force Majeure. No Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, whether or not foreseeable as of the Effective Date or thereafter. For purposes of this Agreement, force majeure is defined as any cause beyond the control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemics, pandemics, and the spread of infectious diseases, including COVID-19 (as defined by the World Health Organization and any of the strains, variants, or mutations thereof); quarantines; and failure of public utilities or common carriers. In such event the Party affected by such force majeure will immediately notify the other Party of such inability and a good faith estimate of the period for which such inability is expected to continue based on currently available information. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as the condition constituting force majeure continues and the non-performing Party takes Commercially Reasonable Efforts to remove the condition, after which time the Parties will promptly meet to discuss in good faith how to best proceed in a manner consistent with this Agreement. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

11.7Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Voyager,

addressed to:	Voyager Therapeutics, Inc.
75 Sidney Street, Cambridge, MA 02139
Attention: Chief Executive Officer
Telephone: 857-259-5340

with a copy to (which will not constitute notice):

Voyager Therapeutics, Inc.
75 Sidney Street, Cambridge, MA 02139
Attention: General Counsel
Telephone: 857-259-5340

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Brian A. Johnson, Esq.
Telephone: 617-526-6706
Email: brian.johnson@wilmerhale.com

and an email copy to (which will not constitute notice): Voyager’s Alliance Manager, to the contact information provided in accordance with Section 2.1

If to Pfizer,

addressed to:	Pfizer Inc.
WRD Business Development
235 East 42nd Street
New York, NY 10017
ATTN: WRDM BD Contract Notice
And an email copy to: [**]

with a copy to (which will not constitute notice):

Pfizer Inc.
Pfizer Legal Division
235 East 42nd Street
New York, NY 10017
ATTN: Chief Counsel, R&D

and an email copy to (which will not constitute notice): Pfizer’s Alliance Manager, to the contact information provided in accordance with Section 2.1

Copies of notices may be provided to Pfizer by email but must be supplemented by one of the following methods: (a) personal delivery, (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent via email to [**] or to such other address for such Party as it will have specified by like notice to the other Party, provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

11.8 Global Trade Control Laws. The Parties acknowledge that certain activities covered by or performed under this Agreement may be subject to laws, regulations, or orders regarding economic sanctions, import controls, or export controls (“Global Trade Control Laws”). Each of the Parties will perform all activities under this Agreement in compliance with all applicable Global Trade Control Laws. Furthermore, with respect to the activities performed under this Agreement, each of the Parties represents, warrants, and covenants that:

11.8.1It will not, for activities under this Agreement, (i) engage in any such activities in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations or Governmental Entities from or located in a Restricted Market. “Restricted Market” for purposes of this Agreement means the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria, or any other country or region sanctioned by the United States or European Union.

11.8.2It is not a Restricted Party and is not owned or controlled by a Restricted Party. With respect to activities performed under this Agreement, neither Party will engage or delegate to any Restricted Party for any activities under this Agreement. Each Party will screen all relevant third parties involved by such Party in the activities under this Agreement under the relevant Restricted Party Lists. “Restricted Party” for purposes of this Agreement means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services’ Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of parties suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

11.8.3It will not knowingly transfer to the other Party any goods, software, technology or services that are (i) controlled under the U.S. International Traffic in Arms Regulations or at a level other than EAR99 under the U.S. Export Administration Regulations; or (ii) specifically identified as an E.U. Dual Use Item or on an applicable export control list of another country.

11.9Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this

Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

11.10Severability. If any provision hereof should be invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be construed in order to maintain this Agreement’s existence, validity and enforceability to the greatest extent possible and to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.11Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements negotiations, correspondence, agreements, and understanding, whether oral or written, between the Parties. In particular, and without limiting the foregoing, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. No subsequent alteration, amendment, change or addition to this Agreement will be valid or effective unless reduced to writing and signed by the respective authorized officers of each Party.

11.12Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party between the Parties. Each Party is an independent contractor under this Agreement. Neither Party will have the authority to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind or obligate the other Party and neither Party will represent that it has such authority.

11.13Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their Representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Exhibit or Schedule will be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Exhibit or Schedule, of or to, as the case may be, this

Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” will be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner.

11.14Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

11.15Parties in Interest. All of the terms and provisions of this Agreement will be binding upon, and will inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

11.16Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF will be treated as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Voyager Therapeutics, Inc.

By:	/s/ Michael Higgins
Name: Michael Higgins
Title: Interim CEO

Pfizer Inc.

By:	/s/ Mikael Dolsten
Name: Mikael Dolsten
Title: Chief Scientific Officer, President, WW Research, Dev & Med

List of Exhibits:

Exhibit A: Cardiology Capsid

Exhibit B: CNS Capsid

Exhibit C: Capsid Supply Quantities

List of Schedules:

Schedule 1.18: Capsid Patents Covering Capsid Candidates as of the Effective Date